Exhibit 99.1

lululemon Announces Organizational Changes to Elevate Design and Innovation
Lee Holman Appointed as Company's Creative Director
VANCOUVER, British Columbia--(BUSINESS WIRE)-- lululemon athletica inc. (NASDAQ:LULU) today announced strategic changes to its organizational structure that further elevate and reinforce the Company's design and innovation-driven brand focus.
Lee Holman, formerly Senior Vice President, Women's, has been appointed as lululemon's Executive Vice President, Creative Director, effective immediately. In this new role, Mr. Holman will oversee both Men's and Women's product design and will report directly to lululemon's CEO, Laurent Potdevin.
"Standing out requires a fierce commitment to constant innovation in functional performance. Our unwavering dedication to a singular design vision and craftsmanship has made us the global market leader in the category we've created and continue to define," said lululemon's CEO, Laurent Potdevin. "Changes to the organizational structure, including the new role of Creative Director, are critical to executing upon our 10-year vision," added Mr. Potdevin.
As a result of these changes, lululemon has eliminated the role of Chief Product Officer. Tara Poseley, who joined the Company in October 2013 as Chief Product Officer, will be leaving the Company after a transition period. "We greatly appreciate Tara's contributions, including the build-out of strong product, innovation, and merchandising teams, and we wish her continued success in the future," said Mr. Potdevin.
The establishment of a Creative Director position will further unify Men's and Women's design under a singular creative vision, strengthening the design ethos of the brand. Mr. Holman joined lululemon in 2014 with 20 years of design and leadership experience, including senior positions at Nike, where he served as Creative Director of Nike Sportswear and most recently as Vice President of Global Apparel, Innovation and Equipment Design Men's & Women's. Prior to Nike, Lee was Creative Director for high profile brands such as Burberry, and spent several years at Abercrombie & Fitch, Levi Strauss & Co, and Paul Smith. Mr. Holman obtained his MA Fashion Design from Central Saint Martins. Felix del Toro, Senior Vice President & General Manager, Men's, will continue to oversee the Men's business and will report to Mr. Holman.
Dr. Tom Waller has been promoted to Senior Vice President, Whitespace™ reporting directly to CEO Laurent Potdevin, further reinforcing product R&D and innovation as the core pillar and growth driver for lululemon. Whitespace, lululemon's team of scientists and engineers, will continue to drive long-term innovation. Prior to joining lululemon in 2012, Dr. Waller was Head of Aqualab at Speedo International. As Director of R&D at Progressive Sports Technologies, he provided strategic consultancy to global brands, as well as federation and elite athletes.
Stuart Haselden, Chief Financial Officer, will assume broader operational responsibilities adding Executive Vice President, Operations to his title. As operational excellence continues to be a key priority, lululemon has begun a search for a newly created position of Chief Supply Chain Officer reporting into Haselden, who will be responsible for continuing to optimize the company's scalable, global supply chain across multiple categories.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

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